Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Green Mountain Coffee Roasters, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That by written consent dated January 15, 2007, in lieu of holding a special meeting, the board of directors of the Corporation duly adopted a resolution in accordance with Section 141(f) of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Certificate”), declaring said amendment to be advisable and calling for the amendment to be submitted to the stockholders for consideration at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Certificate of Incorporation of this Corporation, as amended, be further amended in accordance with Section 242 of the Delaware General Corporation Law by deleting the first sentence of Article FOURTH in its entirety and replacing it with the following:

“The total number of shares of Capital Stock which the Corporation shall have authority to issue is Sixty One Million (61,000,000) shares, of which Sixty Million (60,000,000) shares shall be Common Stock of the par value of TEN CENTS ($0.10) per share, and One Million (1,000,000) shares shall be Preferred Stock of the par value of TEN CENTS ($0.10) per share.”

SECOND:	That the remaining provisions of the Certificate, including without limitation the provisions of Article FOURTH of the Certificate, not affected by the aforementioned amendment shall remain in full force and not be affected by this Certificate of Amendment.

THIRD:	That at the annual meeting of the stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and in accordance with the Certificate, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH:	That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Green Mountain Coffee Roasters, Inc. has caused this certificate to be signed by Frances G. Rathke, its Chief Financial Officer, Treasurer and Secretary, this 6th day of April, 2007.

Green Mountain Coffee Roasters, Inc.

By:	/s/ Frances G. Rathke
Title:	CFO, Treasurer, Secretary